UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2006

BIO-key International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13463	41-1741861
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3349 Highway 138, Building D, Suite B
Wall, NJ 07719
(Address of principal executive offices)

(732) 359-1100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

On August [15], 2006, BIO-key International, Inc. (the “Company”) issued a press release announcing its financial results for its second quarter ended June 30, 2006.  A copy of such press release of the Company is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

The information, including the exhibit attached hereto, in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as otherwise expressly stated in such filing.

Item 5.02

On August 14, 2006, Thomas J. Colatosti voluntarily resigned as co-Chief Executive Officer of the Company and Michael W. DePasquale, formerly co-Chief Executive Officer, was elected by the Board of Directors of the Company as sole Chief Executive Officer. Mr. Colatosti will continue to serve as Chairman of the Board of Directors of the Company and will focus his attention on external aspects of the Company, including without limitation, corporate financing and strategic alliances.

Mr. DePasquale has served as the Chief Executive Officer and a Director of the Company since January 3, 2003. He served as Co-Chief Executive Officer since July 2005. Mr. DePasquale brings more than 20 years of executive management, sales and marketing experience to the Company. Prior to joining the Company, Mr. DePasquale served as the President and Chief Executive Officer of Prism eSolutions, Inc., a Pennsylvania based provider of professional consulting services and online solutions for ISO-9001/14000 certification for customers in manufacturing, healthcare and government markets, since February 2001. From December 1999 through December 2000, Mr. DePasquale served as Group Vice President for WRC Media, a New York based distributor of supplemental education products and software. From January 1996 until December 1999, Mr. DePasquale served as Senior Vice President of Jostens Learning Corp., a California based provider of multi media curriculum. Prior to Jostes, Mr. DePasquale held sales and marketing management positions with McGraw-Hill and Digital Equipment Corporation. Mr. DePasquale earned a Bachelor of Science degree from the New Jersey Institute of Technology.

On March 28, 2006, the Company entered into a two-year employment agreement with Michael W. DePasquale to serve as the Co-Chief Executive Officer of the Company at an annual base salary of $250,000 subject to adjustment by the Board of Directors as well as $1,000 per month in lieu of participating in the Company’s medical plan. In addition to the Base Salary and Stock Options, a “Discretionary Bonus” may be awarded to Mr. DePasquale on the basis of merit performance on an annual basis in the sole discretion of the Board of Directors. The employment agreement also provides for the grant of options to purchase up to 400,000 shares of Company common stock payable at the discretion of the Board of Directors.

In the event that Mr. DePasquale is terminated without cause, Mr. DePasquale will receive severance payment equal to his base salary for the 6 months. The employment agreement contains standard and customary confidentiality, non-solicitation and “work made for hire” provisions as well as a covenant not to compete which prohibits Mr. DePasquale from doing business with any current or prospective customer of the Company or engaging in a business competitive with that of the Company during the term of his employment and for the one year period thereafter. The Company may terminate the agreement at any time with or without cause. In the event of termination without cause, Mr. DePasquale shall continue to be paid his then current base salary for the greater of six months from the date of such termination or the number of months remaining until the end of the term of the employment agreement.

Item 9.01.   Financial Statements, Pro Forma Financial Information and Exhibits.

(d)           Exhibits

99.1         Press Release, dated August 14, 2006, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.
Date: August 15, 2006
	By:	/s/Francis J. Cusick
Francis J. Cusick
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated August 14, 2006